Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Path 1 Network Technologies Inc. for the registration of 662,251 shares of its common stock on this Form S-3 and to the incorporation by reference therein of our report dated March 21, 2006, with respect to the consolidated financial statements of Path 1 Network Technologies Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission, in which we expressed substantial doubt about the Company’s ability to continue as a going concern.

/s/ Swenson Advisors, LLP

San Diego, California

May 22, 2006